Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2017 with respect to the consolidated financial statements of Wize Pharma, Inc. (formerly OphthaliX, Inc.) and its subsidiaries (the “Company”), included in the Registration Statement on Form S-1 and the related prospectus of the Company for the registration of the Company’s common stock, par value USD 0.001 per share.

Tel Aviv, Israel	/s/ KOST, FORER, GABBAY & KASIERER
KOST, FORER, GABBAY & KASIERER
February 6, 2018	A Member of EY Global